Exhibit 99.1

Seritage Growth Properties Reports Second Quarter 2021 Operating Results

New York, NY – August 9, 2021 – Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner of 172 retail and mixed-use properties totaling approximately 24.9 million square feet of gross leasable area (“GLA”), today reported financial and operating results for the three and six months ended June 30, 2021.

“During the second quarter of 2021, we were keenly focused on activating our office/life sciences and residential portfolios by advancing entitlements and joint venture partnership discussions for these sites. We are currently negotiating over 300,000 square feet of new leases, over one-third of which are for uses other than retail such as office. In our grocery-anchored, multi-tenant retail and single tenant/outparcel portfolios, we are working to stabilize the assets that were paused during the pandemic and are looking to opportunistically monetize those assets we believe do not fit into the future vision for the portfolio while reinvesting the proceeds in an accretive manner.” said Andrea Olshan, Chief Executive Officer and President. “For the remainder of 2021, we have several milestones ahead of us including opening our first multifamily project and our first phase of a large-scale mixed-use project both in the fourth quarter, as well as continuing to advance our office/life sciences and residential portfolios.”

Financial Highlights:

For the three months ended June 30, 2021:

•	Net loss attributable to common shareholders of $74.1 million, or $1.73 per share
•	Total Net Operating Income (“Total NOI”) of $7.6 million
•	Funds from Operations (“FFO”) of ($33.9) million, or ($0.61) per share
•	As of June 30, 2021, the Company had cash on hand of $147.2 million, including $7.2 million of restricted cash

For the six months ended June 30, 2021:

•	Net loss attributable to common shareholders of $83.0 million, or $2.02 per share
•	Total NOI of $17.0 million
•	FFO of ($52.7) million, or ($0.94) per share

Business Highlights

•

Generated $127.6 million of gross proceeds through disposition activity year to date, including $77.2 million during the three months ended June 30, 2021 and $3.5 million subsequent to the end of the second quarter;

•	Have asset sales under contract for anticipated gross proceeds of $90.6 million, subject to buyer diligence and closing conditions;
•

Invested $44.9 million in the Company’s consolidated development and operating properties and an additional $21.3 million into the Company’s unconsolidated joint ventures during the first six months of 2021, including $18.1 million and $11.4 million, respectively during the three months ended June 30, 2021. The Company currently has 30 projects active with remaining spend of approximately $250.0 million to be invested over the next 24 months which is expected to bring on $40.0 to $45.0 million in net operating income;

•	Signed six leases covering 26,733 square feet in the second quarter at an average projected annual rent of $28.89 PSF;
•

Subsequent to quarter end, the Company signed a new office lease totaling 53,000 square feet at an average base rent of $11.67 PSF. Additionally, the Company generated a leasing pipeline of over 300,000 square feet with approximately one-third for non-retail tenants and the remainder primarily comprised of grocery-anchors, big box value retailers, and a variety of outparcel leases with national tenants; and

•

Subsequent to quarter end, the Company closed on joint venture partnerships for the residential redevelopment of two properties located in West Covina, CA and Riverside, CA. The Company contributed only the residential portion of the projects to the joint venture at a value of $15.9 million (in aggregate), representing $21,300 per unit, and retained an 80% interest in each entity.

Financial Summary

The table below provides a summary of the Company’s financial results for the three months ended June 30, 2021:

(in thousands except per share amounts)	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Net loss attributable to Seritage common shareholders	$(74,065)	$(8,945)	$(1,153)
Net loss per diluted share attributable to Seritage common shareholders	(1.73)	(0.23)	(0.03)

Total NOI	7,553	9,433	7,285

FFO	(33,911)	(18,745)	(27,387)
FFO per diluted share	(0.61)	(0.34)	(0.49)

Company FFO	(29,305)	(21,992)	(27,150)
Company FFO per diluted share	(0.52)	(0.39)	(0.49)

For the quarter ended June 30, 2021:

•

Net loss attributable to common shareholders for the second quarter of 2021 includes net gains of $18.1 million, or $0.42 per share, as compared to net gains of $24.2 million, or $0.61 per share, in the first quarter of 2021. Net loss for the first quarter of 2021 also included $5.8 million, or $0.15 per share, of other income related to insurance proceeds from one property, and $3.4 million, or $0.08 per share, of lease termination income with no corresponding amounts in the second quarter.

•

Net loss attributable to common shareholders for the second quarter of 2021 also includes impairments of $64.5 million, or $1.51 per share, of which approximately $30.6 million resulted from the Company’s decision to monetize additional assets through sales or development joint ventures. The impairment arose due to changes in the Company’s anticipated holding periods and/or projected cash flows with respect to certain assets following its previously announced organizational restructuring and portfolio review. Changes to these assumptions affected the Company’s view of recoverability of the carrying value of those assets over their respective holding periods.

•	Total NOI for the second quarter of 2021 reflects the impact of property sales and the termination of the remaining Sears leases in the first quarter. Total NOI is comprised of:

	Three Months Ended June 30,
	2021	2020
Hold Wholly-Owned Portfolio	$ 9,901	$ 6,399
Disposition Portfolio	(3,791)	(1,599)
Sold Portfolio	2	1,422
Unconsolidated JVs	1,441	1,063
Total NOI	7,553	$ 7,285

•

Company FFO for the second quarter of 2021 includes net $2.3 million, or $0.05 per share, of charges for mortgage recording costs while Company FFO for the first quarter of 2021 included $5.8 million, or $0.15 per share, of other income related to insurance proceeds from one property.

•

The Company collected 96% of its billed rent and other recoverable expenses for the second quarter and deferred an additional 2%. The reduction in collections from the first quarter is due to a fitness tenant at one location.

As of June 30, 2021, the Company had cash on hand of $147.2 million, including $7.2 million of restricted cash. The Company expects to use these sources of liquidity, together with a combination of future sales and/or potential debt and capital markets transactions, to fund its operations and select development activity. The availability of funding from sales of assets, partnerships and credit or capital markets transactions is subject to various conditions, including the consent of the Company’s lender under its $1.6 billion term loan facility (the “Term Loan Facility”), and there can be no assurance that such transactions will be consummated.

Transactions

During the three months ended June 30, 2021, the Company monetized six properties, generating $77.2 million of gross proceeds. Of the second quarter transactions:

•	$26.8 million of gross proceeds were from vacant assets sold at $51 PSF. The sale of these assets eliminates $(0.8) million of carrying costs.
•

$1.8 million of gross proceeds were from a stabilized asset sale at a 5.5% capitalization rate, and $48.6 million of gross proceeds were from non-stabilized, income producing assets at a blended in-place yield of 2.4%.

Subsequent to June 30, 2021, the Company sold one property for aggregate gross proceeds of $3.5 million.

As of August 6, 2021, the Company had assets under contract for sale representing anticipated gross proceeds of $90.6 million, subject to buyer diligence and closing conditions. The Company intends to realize over $300.0 million in gross proceeds this year through its capital recycling program. Since it began its capital recycling program in July 2017, the Company has raised over $1.2 billion of gross cash proceeds from the sale of wholly-owned properties or joint venture of interests in 105 properties, plus outparcels at various properties.

Development Activity

During the three months ended June 30, 2021, the Company continued work on redevelopment projects and ongoing capital improvements, including those it had restarted during 2020. During the six months ended June 30, 2021 the Company invested $44.9 million in its consolidated development and operating properties and an additional $21.3 million into its unconsolidated joint ventures, including $18.1 million and $11.4 million, respectively during the three months ended June 30, 2021. The Company has 30 projects active with remaining spend of approximately $250.0 million to be invested over the next 24 months which is expected to bring on $40.0 to $45.0 million in net operating income.

The Company is anticipating that its first large-scale redevelopment will open in the fourth quarter of 2021 in San Diego, CA, followed by its Aventura (Miami), FL location in the fourth quarter of 2022. As the grand opening of San Diego, CA nears, the Company is looking to activate the second phase of this project which is programmed for a large-scale office/life sciences and residential development.

The Company has completed the landlord work at its Santa Monica, CA asset, its first project qualified for green building certifications. The Company’s first residential project is also on track to open in the fourth quarter in Lynwood, WA. The Company is underway on its infrastructure work at its Park Heritage project in Dallas, TX. Entitlements have been obtained for this dynamic mixed-use project including residential, office and retail, and the Company is in active negotiations with various retail and office tenants. The Company is advancing the joint venture for its property in Alexandria, VA, which will be a 4.0 million square-foot mixed-use development to include a new hospital campus at the site of the former Landmark Mall with closing anticipated to occur before year end.

In its grocery-anchored, multi-tenant retail and single-tenant/out parcel portfolios, the Company is focused on accretive development projects and opportunistically monetizing assets.

The Company opened stores representing 44,000 square feet and $1.3 million of annual base rent during the second quarter and stores representing 217,000 square feet and $4.1 million of annual base rent for the first six months of 2021.

Leasing Results

During the three months ended June 30, 2021, the Company signed new leases totaling 26,733 square feet at an average base rent of $28.89 PSF. Subsequent to quarter end, the Company signed a new office lease totaling 53,000 square feet at an average base rent of $11.67 PSF. Additionally, the Company generated a leasing pipeline of over 300,000 square feet with approximately one-third for non-retail tenants and the remainder primarily comprised of grocery-anchors, big box value retailers, and a variety of outparcel leases with national tenants.

The table below provides a summary of all signed leases as of June 30, 2021, including unconsolidated entities at the Company’s proportional share:

(in thousands except number of leases and PSF data)

	Number of	Leased	% of Total	Annual Base	% of
Tenant	Leases	GLA	Leased GLA	Rent ("ABR")	Total ABR	ABR PSF
In-place diversified leases	244	5,665	80.8%	$92,334	74.1%	$16.30
SNO diversified leases (1)	83	1,349	19.2%	32,339	25.9%	23.97
Total diversified leases	327	7,014	100.0%	$124,673	100.0%	$17.77

(1)SNO = signed not yet opened leases.

The table below provides a reconciliation of SNO leases from March 31, 2021 to June 30, 2021, including unconsolidated entities at the Company’s proportional share:

	Number of			Annual
	SNO Leases	GLA	ABR	Rent PSF
As of March 31, 2021	91	1,562	$36,277	$23.22
Opened	(7)	(44)	(1,251)	28.43
Sold / Contributed to JVs / terminated	(7)	(196)	(3,467)	17.69
Signed	6	27	780	28.89
As of June 30, 2021	83	1,349	$32,339	$23.97

During the three months ended June 30, 2021, the majority of the $3.5 million of SNO leases that were sold, contributed to unconsolidated entities or terminated were comprised of leases opportunistically terminated, or expected to be terminated, at the Company’s option to either mitigate tenant exposure risk or retain the space to execute on our revised development plan.

Dividends

On April 27, 2021, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend was paid on July 15, 2021 to holders of record on June 30, 2021.

On July 27, 2021, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend will be payable on October 15, 2021 to holders of record on September 30, 2021.

The Company’s Board of Trustees does not expect to declare dividends on its common shares in 2021 unless required to do so to maintain REIT status.

Supplemental Report

A Supplemental Report will be available in the Investors section of the Company’s website, www.seritage.com.

COVID-19 Pandemic

Beginning in late 2019, a novel strain of Coronavirus (“COVID-19”) began to spread throughout the world, including the United States, ultimately being declared a pandemic by the World Health Organization. The pandemic has caused and continues cause significant impacts on the real estate industry in the United States, including the Company’s properties. While the Company intends to enforce its contractual rights under its leases, there can be no assurance that tenants will meet their future obligations or that additional rental modification agreements will not be necessary. As a result of the development, fluidity and uncertainty surrounding this situation, the Company expects that these conditions will change, potentially significantly, in future periods and results for the three months ended June 30, 2021 may not be indicative of the impact of the COVID-19 pandemic on the Company’s business for future periods.  As such, the Company cannot reasonably estimate the impact of COVID-19 on its financial condition, results of operations or cash flows over the foreseeable future.

Non-GAAP Financial Measures

The Company makes reference to NOI, Total NOI, FFO and Company FFO which are financial measures that include adjustments to accounting principles generally accepted in the United States (“GAAP”).

None of NOI, Total NOI, FFO or Company FFO, are measures that (i) represent cash flow from operations as defined by GAAP; (ii) are indicative of cash available to fund all cash flow needs, including the ability to make distributions; (iii) are alternatives to cash flow as a measure of liquidity; or (iv) should be considered alternatives to net income (which is determined in accordance with GAAP) for purposes of evaluating the Company’s operating performance. Reconciliations of these measures to the respective GAAP measures the

Company deems most comparable have been provided in the tables accompanying this press release.

Net Operating Income ("NOI”) and Total NOI

NOI is defined as income from property operations less property operating expenses. Other REITs may use different methodologies for calculating NOI, and accordingly the Company’s depiction of NOI may not be comparable to other REITs. The Company believes NOI provides useful information regarding Seritage, its financial condition, and results of operations because it reflects only those income and expense items that are incurred at the property level.

The Company also uses Total NOI, which includes its proportional share of unconsolidated properties. This form of presentation offers insights into the financial performance and condition of the Company as a whole given the Company’s ownership of unconsolidated properties that are accounted for under GAAP using the equity method.

The Company also considers NOI and Total NOI to be a helpful supplemental measure of its operating performance because it excludes from NOI variable items such as termination fee income, as well as non-cash items such as straight-line rent and amortization of lease intangibles.

Funds from Operations ("FFO") and Company FFO

FFO is calculated in accordance with NAREIT which defines FFO as net income computed in accordance with GAAP, excluding gains (or losses) from property sales, real estate related depreciation and amortization, and impairment charges on depreciable real estate assets. The Company considers FFO a helpful supplemental measure of the operating performance for equity REITs and a complement to GAAP measures because it is a recognized measure of performance by the real estate industry.

The Company makes certain adjustments to FFO, which it refers to as Company FFO, to account for certain non-cash and noncomparable items, such as termination fee income, severance and restructuring costs, unrealized loss on interest rate cap, litigation charges, acquisition-related expenses, amortization of deferred financing costs and certain up-front-hiring costs, that it does not believe are representative of ongoing operating results.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: declines in retail, real estate and general economic conditions; the impact of the COVID-19 pandemic on the business of the Company’s tenants and business, income, cash flow, results of operations, financial condition, liquidity, prospects, ability to service the Company’s debt obligations and ability to pay dividends and other distributions to shareholders, the Company’s historical exposure to Sears Holdings and the effects of its previously announced bankruptcy filing; the litigation filed against us and other defendants in the Sears Holdings adversarial proceeding pending in bankruptcy court; risks relating to redevelopment activities; contingencies to the commencement of rent under leases; the terms of the Company’s indebtedness; restrictions with which the Company is required to comply in order to maintain REIT status and other legal requirements to which the Company is subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; the impact of ongoing negative operating cash flow on the Company’s ability to fund operations and ongoing development; the Company’s ability to access or obtain sufficient sources of financing to fund the Company’s liquidity needs; the Company’s relatively limited history as an operating company; and environmental, health, safety and land use laws and regulations. For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2020. While the Company believes that its forecasts and assumptions are reasonable, the Company cautions that actual results may differ materially. The Company intends the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Seritage Growth Properties is a publicly-traded, self-administered and self-managed REIT with 147 wholly-owned properties and 25 unconsolidated properties totaling approximately 24.9 million square feet of space across 39 states and Puerto Rico. The Company was formed to unlock the underlying real estate value of a high-quality retail portfolio it acquired from Sears Holdings in July 2015. The Company’s mission is to create long-term value for shareholders by realizing the value of the Company’s portfolio through re-leasing, redevelopment, formation of strategic partnerships or other bespoke solutions.

Contact

Seritage Growth Properties

646-277-1268

IR@Seritage.com

Seritage Growth Properties

CONDENSED Consolidated Balance SheetS

(In thousands, except share and per share amounts)

(Unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Investment in real estate
Land	$525,441	$592,770
Buildings and improvements	1,019,293	1,107,532
Accumulated depreciation	(152,340)	(142,206)
	1,392,394	1,558,096
Construction in progress	353,178	352,776
Net investment in real estate	1,745,572	1,910,872
Real estate held for sale	30,923	1,864
Investment in unconsolidated entities	468,269	457,033
Cash and cash equivalents	140,058	143,728
Restricted cash	7,150	6,526
Tenant and other receivables, net	31,192	46,570
Lease intangible assets, net	16,840	18,595
Prepaid expenses, deferred expenses and other assets, net	62,529	63,755
Total assets	$2,502,533	$2,648,943

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Term Loan Facility, net	$1,599,121	$1,598,909
Sales-leaseback financing obligations	20,608	20,425
Accounts payable, accrued expenses and other liabilities	107,915	146,882
Total liabilities	1,727,644	1,766,216

Commitments and contingencies (Note 9)

Shareholders' Equity
Class A common shares $0.01 par value; 100,000,000 shares authorized; 42,795,267 and 38,896,428 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	428	389
Series A preferred shares $0.01 par value; 10,000,000 shares authorized; 2,800,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020; liquidation preference of $70,000	28	28
Additional paid-in capital	1,230,009	1,177,260
Accumulated deficit	(611,647)	(528,637)
Total shareholders' equity	618,818	649,040
Non-controlling interests	156,071	233,687
Total equity	774,889	882,727
Total liabilities and shareholders' equity	$2,502,533	$2,648,943

Seritage Growth Properties

CONDENSED Consolidated Statements of OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
REVENUE
Rental income	$27,595	$21,648	$58,741	$54,758
Management and other fee income	279	171	414	378
Total revenue	27,874	21,819	59,155	55,136
EXPENSES
Property operating	11,286	8,697	21,929	18,998
Real estate taxes	9,061	9,384	19,216	18,609
Depreciation and amortization	13,328	23,702	26,470	57,799
General and administrative	11,990	8,644	23,222	18,064
Total expenses	45,665	50,427	90,837	113,470

Gain on sale of real estate, net	18,097	53,877	42,305	74,665
Impairment of real estate assets	(64,539)	(1,813)	(66,239)	(1,813)
Equity in loss of unconsolidated entities	(2,327)	(1,322)	(3,489)	(2,216)
Interest and other income	530	141	8,154	474
Interest expense	(28,976)	(22,145)	(55,126)	(43,658)
Income / (loss) before taxes	(95,006)	130	(106,077)	(30,882)
Benefit (provision) for taxes	(298)	(26)	(160)	11
Net income / (loss)	(95,304)	104	(106,237)	(30,871)
Net income / (loss) attributable to non-controlling interests	22,464	(32)	25,677	10,279
Net income / (loss) attributable to Seritage	$(72,840)	$72	$(80,560)	$(20,592)
Preferred dividends	(1,225)	(1,225)	(2,450)	(2,450)
Net loss attributable to Seritage common shareholders	$(74,065)	$(1,153)	$(83,010)	$(23,042)

Net loss per share attributable to Seritage Class A common shareholders - Basic	$(1.73)	$(0.03)	$(2.02)	$(0.61)
Net loss per share attributable to Seritage Class A common shareholders - Diluted	$(1.73)	$(0.03)	$(2.02)	$(0.61)
Weighted average Class A common shares outstanding - Basic	42,772	38,634	41,134	37,933
Weighted average Class A common shares outstanding - Diluted	42,772	38,634	41,134	37,933

Reconciliation of Net Loss to NOI and Total NOI (in thousands)

	Three Months Ended			Six Months Ended June 30,
NOI and Total NOI	June 30, 2021	March 31, 2021	June 30, 2020	2021	2020
Net income / (loss)	$(95,304)	$(10,933)	$104	$(106,237)	$(30,871)
Termination fee income	—	(2,611)	—	(2,611)	(990)
Management and other fee income	(279)	(135)	(171)	(414)	(378)
Depreciation and amortization	13,328	13,142	23,702	26,470	57,799
General and administrative expenses	11,990	11,232	8,644	23,222	18,064
Equity in loss of unconsolidated entities	2,327	1,162	1,322	3,489	2,216
Gain on sale of real estate	(18,097)	(24,208)	(53,877)	(42,305)	(74,665)
Impairment of real estate assets	64,539	1,700	1,813	66,239	1,813
Interest and other income	(530)	(7,624)	(141)	(8,154)	(474)
Interest expense	28,976	26,150	22,145	55,126	43,658
Provision (benefit) for income taxes	298	(138)	26	160	(11)
Straight-line rent	(1,238)	210	2,694	(1,028)	5,395
Above/below market rental income/expense	102	(39)	(39)	63	(136)
NOI	$6,112	$7,908	$6,222	$14,020	$21,420
Unconsolidated entities
NOI of unconsolidated entities	1,646	2,437	1,514	4,083	2,816
Straight-line rent	(168)	(137)	(100)	(304)	(271)
Above/below market rental income/expense	(29)	(33)	(58)	(62)	(540)
Termination fee income	(9)	(742)	(293)	(751)	(293)
Total NOI	$7,553	$9,433	$7,285	$16,986	$23,132

Reconciliation of Net Loss to FFO and Company FFO (in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
FFO and Company FFO	June 30, 2021	March 31, 2021	June 30, 2020	2021	2020
Net income / (loss)	$(95,304)	$(10,933)	$104	$(106,237)	$(30,871)
Real estate depreciation and amortization (consolidated properties)	12,959	12,756	23,201	25,715	56,788
Real estate depreciation and amortization (unconsolidated entities)	3,217	3,165	2,597	6,383	4,441
Gain on sale of real estate	(18,097)	(24,208)	(53,877)	(42,305)	(74,665)
Impairment of real estate assets	64,539	1,700	1,813	66,239	1,813
Dividends on preferred shares	(1,225)	(1,225)	(1,225)	(2,450)	(2,450)
FFO attributable to common shareholders and unitholders	$(33,911)	$(18,745)	$(27,387)	$(52,655)	$(44,944)
Termination fee income	—	(2,611)	—	(2,611)	(990)
Termination fee income (unconsolidated entities)	(9)	(742)	(293)	(751)	(293)
Amortization of deferred financing costs	106	106	105	212	211
Severance and restructuring costs	2,196	—	425	2,196	425
Mortgage recording costs	2,313	—	—	2,313	—
Company FFO attributable to common shareholders and unitholders	$(29,305)	$(21,992)	$(27,150)	$(51,296)	$(45,591)

FFO per diluted common share and unit	$(0.61)	$(0.34)	$(0.49)	$(0.94)	$(0.80)
Company FFO per diluted common share and unit	$(0.52)	$(0.39)	$(0.49)	$(0.92)	$(0.82)

Weighted Average Common Shares and Units Outstanding
Weighted average common shares outstanding	42,772	39,477	38,634	41,134	37,933
Weighted average OP units outstanding	13,191	16,432	17,255	14,802	17,916
Weighted average common shares and units outstanding	55,963	55,909	55,889	55,936	55,849